EXHIBIT 99.1

First State Financial Corporation Increases Fourth Quarter Loan Loss Provision

SARASOTA, Fla., Jan. 17, 2008 (PRIME NEWSWIRE) -- First State Financial Corporation (Nasdaq:FSTF) today announced plans to record a $3.1 million loan loss provision for the quarter ended December 31, 2007, an increase of approximately $2.7 million from the third quarter of 2007. Credit quality deterioration in the Bank's residential real estate and small commercial loan portfolios contributed to management's decision to increase the quarterly provision. "We have experienced a significant decline in property values within our core lending markets," said John E. ("Jed") Wilkinson, President and CEO of First State Financial Corporation. Wilkinson went on to say, "We believe this action will adequately address our current credit concerns."

The fourth quarter provision will increase the total reserve to $7.6 million, which is 1.89% of total gross loans. Within the Bank's portfolio, residential real estate loans amount to approximately $54.1 million. Of this amount, $5.6 million in loans have been identified as impaired. The remaining ninety percent of this portfolio continues to perform contractually with, what management believes to be, sufficient borrower's debt service capacity and collateral values. In addition, commercial impaired loans increased $13.1 million over the previous quarter. As a result, impaired commercial loans represent 8.54% of total commercial loans. The Bank's capital position, after the provision, will remain above levels considered "well-capitalized" under federal regulatory capital requirements.

About First State Financial Corporation

Headquartered in Sarasota, Florida, First State Financial Corporation, through its wholly owned subsidiary First State Bank, serves the personal and commercial banking needs of local residents and businesses in its market area. The Bank operates from seven locations, three branches in Sarasota County and four branches in Pinellas County.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on First State's investor relations website at www.firststatefl.com.

Except for historical information contained herein, the statements made in the press release constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties, including statements regarding the Company's strategic direction, prospects and future results. Certain factors, including those outside the Company's control may cause actual results to differ materially from those in the forward-looking statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

CONTACT:  First State Bank
          J.E. "Jed" Wilkinson, President & CEO
          941-929-9000
          Fax: 941-951-6189
          jwilkinson@firststatefl.com